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                                                                     Exhibit 4.6

                                 FIRST AMENDMENT
                                     TO THE
                           RANGE RESOURCES CORPORATION
                    1994 OUTSIDE DIRECTORS STOCK OPTION PLAN

         I, Jeffery A. Bynum, hereby certify that I am the Secretary of Lomak Petroleum Inc., (the "Company") and that, as such, I am authorized to execute this amendment on behalf of the Company, and, DO HEREBY FURTHER CERTIFY THAT the following resolution was duly approved and adopted by the Shareholders of the Company on June 8, 1995 at the Company's Annual Meeting of the Shareholders:

         RESOLVED, that Lomak Petroleum, Inc. 1994 Outside Directors Stock Option Plan be amended by deleting Section 1 and Section 3(a) thereof in their entirety and substituting the following therefore:

"SECTION 1.       PURPOSE OF THE PLAN.

                  The purpose of this Lomak Petroleum, Inc. 1994 Stock Option Plan for Outside Directors (the "Plan") is to strengthen the ability of Lomak Petroleum, Inc. (the "Company") to attract and to retain the services of experienced and knowledgeable independent individuals as members of the Board of the Company, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company, and to provide those individuals with an additional incentive to continue in their position, for the best interest of the Company and its stockholders. In furtherance of such purpose, Eligible Directors (as defined below) shall each receive 6,000 Stock Options on June 1, 1994 and thereafter 8,000 options per annum, subject to adjustment, for their service on the Board on each June 1 that they are serving as an Eligible Director commencing on June 1, 1995."

               "SECTION 3. SHARES OF COMMON STOCK SUBJECT TO PLAN

                  "(a) The Company shall automatically grant to each Eligible Director, in office on June 1, 1994, a Stock Option for 6,000 shares of Common Stock and to each Eligible Director in office on each subsequent June 1 thereafter a Stock Option for 8,000 shares of Common Stock. The maximum number of shares which may be issued under the Plan are 200,000 shares."

June 8, 1995


                                                 /s/ Jeffery A. Bynum
                                               ---------------------------------
                                                       Jeffery A. Bynum
                                                       Corporate Secretary


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